EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 25, 2004 (except for Note 8, as to which the date is March 4, 2004), with respect to the consolidated financial statements and schedule of Astec Industries, Inc. included in the Annual Report (Form 10-K) for the year ended, December 31, 2005.

/s/ Ernst & Young LLP

Chattanooga, Tennessee
March 10, 2006